Exhibit 99.1

CONTACT AT ARBIOS:	CONTACT AT RX
COMMUNICATIONS GROUP
Walter Ogier, President & CEO	Paula Schwartz (Investors) 917-322-2216
(781) 839-7293
wogier@arbios.com	Pat Garrison (Media) 917-322-2567

ARBIOS RAISES $1.35 MILLION IN PRIVATE PLACEMENT

Funds to be Used for Continued Clinical Development of SEPET™ Liver Assist Device

WALTHAM, MA - March 6, 2006 -- Arbios Systems, Inc. (OTC: ABOS), a biomedical device and cell therapy company developing proprietary liver assist products for the treatment of liver failure, today announced that the Company has closed a private placement financing of Units, consisting of common stock and warrants, for gross proceeds of $1.35 million. Each Unit consists of one share of Arbios common stock and one warrant to purchase 0.50 of a share of Arbios common stock, comprising a total of 1,227,272 shares of Arbios common stock and warrants to purchase 613,634 shares of Arbios common stock.

Under terms of the agreement, the Units were sold at a price of $1.10 per unit, and the warrants will be exercisable for a period of five years at a price of $1.50 per share. Participating in the financing were current investors, including several funds managed by LibertyView Capital Management (a division of Neuberger Berman, LLC, a Lehman Brothers company) as well as Bristol Investment Fund, Ltd. (advised by Bristol Capital Advisors, LLC), and a new, individual investor.

Commenting on today’s news, Walter Ogier, President and Chief Executive Officer of Arbios, said, “We are pleased to announce the successful closing of this private placement, and I want to extend our appreciation, both to our current investors, as well as to our new investor, for their support of our mission to help the millions of patients worldwide who experience liver failure. The funds raised strengthen our cash position, and we anticipate that these funds will enable us to complete our ongoing feasibility clinical trial for our SEPET™ Liver Assist Device and to move forward with our plans for pivotal clinical trials of SEPET™ and the HepatAssist™ Bioartificial Liver System in the United States, Asia and other world regions.”

The offering was made to accredited investors, as defined in applicable SEC regulations. The shares of common stock and warrants offered and sold by the Company in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may not be offered or sold in the United States without registration under or exemption from the Securities Act, or any applicable state securities laws. The Company has agreed to file a registration statement with the SEC for the resale of the shares of common stock and the shares of common stock underlying the warrants sold in the private placement. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Arbios Systems, Inc. is a biomedical device and cell therapy company that is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of liver failure. Arbios’ products in development include the SEPET™ Liver Assist Device, a novel blood purification therapy, and the HepatAssist™ Bioartificial Liver System, combining liver cell therapy and blood detoxification. For further information on the Company, access our website at http://www.arbios.com.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to obtaining clinical site approvals, the timing of clinical trials, manufacturing SEPET™ cartridges, enrolling patients, compliance with regulatory requirements, the results of the clinical tests to be conducted by Arbios, the need for subsequent substantial additional financing to complete clinical development of its products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.

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